Form 10-K, Exhibit 13
period 1995-12-31
NAPA NATIONAL BANCORP
filed 1996-04-01
CIK 700699

                       NAPA NATIONAL BANCORP
                       AND SUBSIDIARIES


                       CONSOLIDATED FINANCIAL STATEMENTS AS OF
                       DECEMBER 31, 1995 AND 1994 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995 AND INDEPENDENT AUDITORS' REPORT

NAPA NATIONAL BANCORP AND SUBSIDIARIES

TABLE OF CONTENTS
- -------------------------------------------------------------------------------
PAGE
INDEPENDENT AUDITORS' REPORT                                                   1

CONSOLIDATED FINANCIAL STATEMENTS:

Balance Sheets as of December 31, 1995 and 1994                                2

Statements of Income for the Years Ended December 31, 1995,
    1994, and 1993                                                           3-4

Statements of Shareholders' Equity for the Years Ended
    December 31, 1995, 1994, and 1993                                          5

Statements of Cash Flows for the Years Ended December 31, 1995,
    1994, and 1993                                                             6

Notes to Financial Statements                                               7-20

         [DELOITTE & TOUCHE LLP LETTERHEAD]

         INDEPENDENT AUDITORS' REPORT

         To the Shareholders and
           Board of Directors of
           Napa National Bancorp:

         We have audited the accompanying consolidated balance sheets of Napa National Bancorp and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Napa National Bancorp and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

         /s/ Deloitte & Touche LLP
        -----------------------------

         March 22, 1996


NAPA NATIONAL BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 AND 1994 (DOLLARS IN
 THOUSANDS)
- --------------------------------------------------------------

ASSETS                                                                               1995       1994

CASH AND EQUIVALENTS:
  Cash and due from banks                                                          $  7,106    $ 5,459
  Federal funds sold                                                                 14,780     10,760
                                                                                   --------    -------

           Total cash and equivalents                                                21,886     16,219
                                                                                   --------    -------

INTEREST-BEARING TIME DEPOSITS - Other  financial institutions                        4,356      4,357
                                                                                   --------    -------

INVESTMENT SECURITIES AND FEDERAL
 RESERVE BANK STOCK (At cost
  which approximates market) (Note 2)                                                 1,432      1,381
                                                                                   --------    -------

LOANS (Notes 1, 3 and 7):
  Commercial                                                                         48,407     35,856
  Real estate:
    Construction                                                                      7,850      8,588
    Mortgage                                                                          4,729      6,458
  Installment                                                                         3,376      2,510
  Personal lines of credit and other                                                 10,337      9,741
                                                                                   --------    -------

           Total loans                                                               74,699     63,153

  Less allowance for loan losses                                                     (1,325)    (1,050)
                                                                                   --------    -------

           Loans - net                                                               73,374     62,103
                                                                                   --------    -------

PREMISES AND EQUIPMENT, Net (Notes 1 and 4)                                           2,489      1,449


ACCRUED INTEREST RECEIVABLE                                                             666        432

OTHER ASSETS                                                                            648        536
                                                                                   --------    -------

TOTAL                                                                              $104,851    $86,477
                                                                                   ========    =======

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing demand                                                     $ 19,068    $18,098
    Interest-bearing:
      Savings                                                                        12,305     14,367
      Transaction                                                                    28,060     24,431
      Time, $100 and over                                                             9,449      6,817
      Other time                                                                     27,870     15,665
                                                                                   --------    -------

           Total deposits                                                            96,752     79,378

  Accrued interest payable and other  liabilities                                       652        753
                                                                                   --------    -------

           Total liabilities                                                         97,404     80,131
                                                                                   --------    -------

COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value: authorized, 1,000,000 shares, no shares outstanding
  Common stock, no par value: authorized, 20,000,000 shares, 754,500 shares
    issued and outstanding                                                            6,915      6,915
  Retained earnings                                                                     532       (569)
                                                                                   --------    -------

           Total shareholders' equity                                                 7,447      6,346
                                                                                   --------    -------

TOTAL                                                                              $104,851    $86,477
                                                                                   ========    =======

See notes to consolidated financial statements.


NAPA NATIONAL BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
- ----------------------------------------------------------------------

                                           1995     1994       1993

INTEREST INCOME:
  Loans (including fees)                   $7,515   $5,619      $4,502
  Federal funds sold                          583      412         257
  Time deposits with other financial
   institutions                               251      148          45
  Investment securities and Federal            83       47          27
   Reserve Bank stock                      ------   ------      ------

           Total interest income            8,432    6,226       4,831
                                           ------   ------      ------

INTEREST EXPENSE:
  Deposits:
    Savings                                   292      323         372
    Transaction                               517      470         446
    Time, $100 and over                       392      237         163
    Other time                              1,433      628         570
                                           ------   ------      ------

           Total interest expense           2,634    1,658       1,551
                                           ------   ------      ------

NET INTEREST INCOME                         5,798    4,568       3,280

PROVISION FOR LOAN LOSSES                     323      149         198
                                           ------   ------      ------

NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                5,475    4,419       3,082
                                           ------   ------      ------

NONINTEREST INCOME:
  Service charges on deposit accounts         469      382         265
  Other customer fees and charges             250      228         226
  Other                                        81       17         103
                                           ------   ------      ------

           Total noninterest income           800      627         594


                                                            (Continued)



NAPA NATIONAL BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
- ------------------------------------------------------------------------

                                            1995      1994       1993

NONINTEREST EXPENSE:
  Salaries and employee benefits          $  2,261  $  1,964    $  1,720
  Occupancy                                    402       277         254
  Professional fees                            417       176         217
  Equipment                                    380       341         326
  Marketing and business development           124       135         108
  Stationery and supplies                       95        67          62
  Other                                        730       756         738
                                          --------  --------    --------

           Total noninterest expense         4,409     3,716       3,425
                                          --------  --------    --------

INCOME BEFORE INCOME TAXES                   1,866     1,330         251

INCOME TAXES                                   765       553        (249)
                                          --------  --------    --------

NET INCOME                                $  1,101  $    777    $    500
                                          ========  ========    ========

NET INCOME PER COMMON SHARE                  $1.25     $1.03       $0.66
                                          ========  ========    ========

WEIGHTED AVERAGE SHARES OUTSTANDING        882,300   754,500     754,500
                                          ========  ========    ========

                                                              (Concluded)

See notes to consolidated financial statements.


NAPA NATIONAL BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

(DOLLARS IN THOUSANDS)
- ----------------------------------------------------------------------------

                                                            RETAINED
                                    NUMBER OF               EARNINGS
                                     SHARES      COMMON   (ACCUMULATED
                                   OUTSTANDING    STOCK     DEFICIT)     TOTAL
BALANCE, January 1, 1993            754,500     $6,915     $(1,846)      $5,069

NET INCOME                                                     500          500
                                    -------     ------     -------       ------

BALANCE, December 31, 1993          754,500      6,915      (1,346)       5,569

NET INCOME                                                     777          777
                                    -------     ------     -------       ------

BALANCE, December 31, 1994          754,500      6,915        (569)       6,346

NET INCOME                                                   1,101        1,101
                                    -------     ------     -------       ------
BALANCE, December 31, 1995          754,500     $6,915     $   532       $7,447
                                    =======     ======     =======       ======


See notes to consolidated financial statements.



NAPA NATIONAL BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
(DOLLARS IN THOUSANDS)
- ------------------------------------------------------------------------
                                            1995       1994       1993
OPERATING ACTIVITIES:
  Net income                              $  1,101   $    777    $   500
  Reconciliation of net income to net
   cash provided by
    operating activities:
    Depreciation and amortization on           325        273        267
     premises and equipment
    Amortization of deferred loan fees
     and premiums
      on investment securities                (304)      (241)      (174)
    Provision for loan losses                  323        149        198
    Deferred income taxes                     (160)      (114)      (292)
    Loss on sale of fixed assets                 2
    Increase in accrued interest              (234)      (134)       (32)
     receivable
    (Increase) decrease in other assets         48         (7)        96
    (Decrease) increase in accrued
     interest payable and
      other liabilities                       (101)       544         67
                                          --------   --------    -------

           Net cash provided by              1,000      1,247        630
            operating activities          --------   --------    -------

INVESTING ACTIVITIES:
  Loan originations, net of repayments     (11,298)    (7,752)    (8,399)
  Net decrease (increase) in time
   deposits with
    other financial institutions                 1     (2,278)    (1,089)
  Activity in securities held to
   maturity:
    Purchases                                 (487)    (1,214)
    Maturities                                 475        500
  Purchase of investment securities                                 (505)
  Proceeds from maturities of                                        500
   investment securities
  Purchase of Federal Reserve Bank stock       (32)       (19)
  Proceeds from sales of other real                       612
   estate owned
  Purchase of premises and equipment        (1,366)       (76)      (143)
                                          --------   --------    -------

           Net cash used by investing      (12,707)   (10,227)    (9,636)
            activities                    --------   --------    -------

FINANCING ACTIVITIES - Net increase in
 deposits                                   17,374      7,915     13,220
                                          --------   --------    -------

INCREASE (DECREASE) IN CASH AND              5,667     (1,065)     4,214
 EQUIVALENTS

CASH AND EQUIVALENTS, BEGINNING OF YEAR     16,219     17,284     13,070
                                          --------   --------    -------

CASH AND EQUIVALENTS, END OF YEAR         $ 21,886   $ 16,219    $17,284
                                          ========   ========    =======

NONCASH INVESTING ACTIVITIES:
  Loans transferred to other real         $      -   $      -    $   112
   estate owned                           ========   ========    =======

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                           $  2,241   $  1,630    $ 1,531
                                          ========   ========    =======

  Income taxes paid (net of refunds       $  1,472   $     89    $   (62)
   received)                              ========   ========    =======

See notes to consolidated financial statements.


       NAPA NATIONAL BANCORP AND SUBSIDIARIES

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993 (DOLLARS IN THOUSANDS)
- -------------------------------------------------------------------------------
       1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION - Napa National Bancorp is a bank holding company whose primary investment is Napa National Bank (the "Bank"). Napa National Bancorp's only other investment is in a wholly owned inactive leasing subsidiary. The Bank is a full service community commercial bank with three offices in the Napa Valley area in Northern California. The Bank's primary source of revenue is from providing loans to customers, who are predominantly individuals, professionals and small to medium sized businesses.

          PRINCIPLES OF CONSOLIDATION AND USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS - The consolidated financial statements of Napa National Bancorp and subsidiaries (the "Company") are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. All material intercompany transactions and accounts have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          CASH AND CASH EQUIVALENTS include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds sold are sold for one business day.

          INVESTMENT SECURITIES - Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), Accounting for Certain Investments in Debt and Equity Securities, and changed its accounting policy to classify investment securities as held to maturity or available for sale. The Company classified all investment securities as held to maturity at January 1, 1994, and the effect of adopting SFAS No. 115 was not material.

          Held to maturity securities are those securities which management has the ability and intent to hold to maturity. These securities are stated at cost, adjusted for amortization of premiums and accretions of discounts to maturity using methods approximating the interest method.

          Securities available for sale are held for indefinite periods of time. These securities are carried at market value, with unrealized gains and losses, after applicable income taxes, recorded as a separate component of stockholders' equity. Gains on the sale of securities available for sale, determined on the specific cost identification basis, are recorded in other income at the time of sale. Specific cost is determined by using historical cost adjusted for any previously recorded unrealized losses.

          LOANS are stated at the principal amount outstanding and net of any deferred loan origination fees or costs.

          Interest income on loans is accrued daily on a simple interest basis. The Company places an asset on nonaccrual status when any installment of principal or interest is 90 days past due, unless well secured and in the process of collection, or when management determines that ultimate collection of principal or interest on a loan is unlikely. When a loan is placed on nonaccrual, all previously accrued but uncollected interest is reversed. Cash payments subsequently received on nonaccrual loans are recognized as income only where the collection of principal is considered by management as probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

          ALLOWANCE FOR LOAN LOSSES is established through a provision for loan losses which is charged to expense. Losses are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of their collectibility and the Company's prior loss experience with loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current and anticipated economic conditions that may affect the borrowers' ability to repay.

          The Company adopted Statement of Financial Accounting Standards No. 114 ("SFAS 114"), Accounting by Creditors for Impairment of a Loan, effective January 1, 1995. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. The valuation allowance and provision for loan losses are adjusted for changes in the present value of impaired loans for which impairment is measured based on the present value of expected future cash flows or for the changes in the appraised value of loans that are collateral dependent. The adoption of SFAS 114 did not have a material effect on the Company's financial conditions or results of operations.

          The Company also adopted Statement of Financial Accounting Standards No. 118 ("SFAS 118") effective January 1, 1995. SFAS 118 allows a creditor to use existing methods for recognizing interest income on an impaired loan and modifies disclosure requirements concerning impaired loans.

          Under SFAS No. 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. The Company has defined 1-4 family loans and consumer loans as homogeneous loans. All homogeneous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on nonperforming status. Homogeneous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring.

          PREMISES AND EQUIPMENT - Premises, furniture and fixtures, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expenses are computed using the straight-line method over the shorter of estimated useful lives of the related assets (which are generally three to twenty years) or the lease terms. Maintenance and repair costs are expensed as incurred, whereas expenditures that improve or extend the service lives of assets are capitalized.

          INCOME TAXES - The Company accounts for income taxes under the asset and liability approach. Deferred taxes arise from the effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and from the effect of operating loss carryforwards on taxes payable in future years based on currently enacted tax law. Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

          RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - During 1995, the Financial Accounting Standards Board issued several Statements of Financial Accounting Standards, (SFAS's) which are described below. Adoption of these statements in 1996 is not expected to have a significant impact on the Company's financial position or its results of operations.

          SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of was issued in March 1995. The statement addresses the accounting for the impairment of long-lived assets, such as premises, furniture and equipment, certain identifiable intangibles and goodwill related to those assets. Long-lived assets and certain identifiable intangibles are to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the sum of the future cash flows (undiscounted and without interest charges expected from the use of the asset and its eventual disposition) is less than the carrying amount of the asset. The statement also requires that long-lived assets and identifiable intangibles, except for assets of a discontinued operation held for disposal, be accounted for at the lower of cost or fair value less cost to sell. SFAS No. 121 is effective for financial statements for the Company's fiscal year ending December 31, 1996.

          SFAS No. 123, Accounting for Stock-Based Compensation, was issued in October 1995. This Statement prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock and stock appreciation rights. The statement defines a "fair value based method" of accounting for employee stock options and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation for those plans using the "intrinsic value based method" under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (Opinion No. 25).

          Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company's stock options plans have no intrinsic value at grant date, and under Opinion No. 25, no compensation cost is recognized for them.

          Beginning in 1996, SFAS No. 123 requires that an employer's financial statements include certain disclosures about stock-based compensation arrangements regardless of the method used to account for them. An employer that continues to apply the accounting provisions of Opinion No. 25 will disclose pro forma amounts that reflect the difference between compensation cost, if any, included in results of operations and the related cost measured by the fair value based method, including tax effects, that would have been recognized in the income statement if the fair value based method had been used. The Company plans to adopt only the disclosure requirements of SFAS No. 123.

          NET INCOME PER COMMON SHARE is computed by dividing net income by the weighted average number of common shares and dilutive stock options outstanding during the year.

          RECLASSIFICATIONS - Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform to the 1995 presentation.

       2. INVESTMENT SECURITIES AND FEDERAL RESERVE BANK STOCK

          As discussed in Note 1, effective January 1, 1994, the Company adopted SFAS No. 115 on a prospective basis. The amortized cost and fair value of investment securities held to maturity as of December 31, 1995 and 1994, are summarized as follows (in thousands):

                                                    DECEMBER 31, 1995
                               ----------------------------------------------------------
                                 AMORTIZED  UNREALIZED   UNREALIZED    FAIR     CARRYING
                                   COST        GAINS       LOSSES     VALUE      VALUE
Securities of U.S. government
  agencies - held to maturity       $1,235       $15                    $1,250    $1,235
Federal Reserve Bank stock             197                                 197       197
                                    ------  --------      --------      ------    ------

Total                               $1,432       $15       $   -        $1,447    $1,432
                                    ======  ========      ========      ======    ======

                                                    DECEMBER 31, 1994
                               -----------------------------------------------------
                                 AMORTIZED  UNREALIZED   UNREALIZED    FAIR     CARRYING
                                   COST        GAINS       LOSSES     VALUE      VALUE
Securities of U.S. government
  agencies - held to maturity       $1,216                     $13      $1,203    $1,216
Federal Reserve Bank stock             165                                 165       165
                                    ------  --------      --------      ------    ------

Total                               $1,381       $ -           $13      $1,368    $1,381
                                    ======  ========      ========      ======    ======




Total securities pledged under state regulation to secure deposits amounted to $1,235 and $1,216 at December 31, 1995 and 1994, respectively.

The scheduled maturities of Securities of U.S. Government agencies at December 31, 1995 were as follows (in thousands):

                                   AMORTIZED   FAIR
                                     COST      VALUE

Due in one year or less               $1,432   $1,447
Due from one year to five years            -        -
                                      ------   ------

Total                                 $1,432   $1,447
                                      ======   ======


There were no sales of investment securities in 1995, 1994 and 1993.

       3. LOANS AND ALLOWANCE FOR LOAN LOSSES

          The activity in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 is summarized as follows (in thousands):

                                        1995      1994     1993

          Balance, beginning of year     $1,050    $  912   $ 742
          Provision for loan losses         323       149     198
          Loans charged off                 (51)      (12)    (28)
          Recoveries                          3         1
                                         ------    ------   -----

          Balance, end of year           $1,325    $1,050   $ 912
                                         ======    ======   =====


          Nonaccrual loans past due 90 days or more as of December 31, 1995 and 1994, were approximately $1,447 and $962, respectively. The effect on interest income had these loans been performing in accordance with contractual terms as of December 31, 1995 and 1994 would have approximated $291 and $85, respectively.

          At December 31, 1995, the Company had approximately $1,447 of loans considered to be impaired in accordance with SFAS No. 114. These loans were evaluated for impairment primarily using the collateral method and required an allowance for credit losses measured in accordance with SFAS No. 114 of $236. Average impaired loans during the year ended December 31, 1994 amounted to approximately $1,204. Related interest income recognized on impaired loans during the year ended December 31, 1995 was approximately $.001.

          At December 31, 1995, 1994 and 1993, the Bank was servicing loans for the Federal Home Loan Mortgage Corporation with unpaid principal balances of $22,508, $22,692, and $21,943, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and conducting foreclosure proceedings. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Income from loan servicing amounted to $51, $60 and $74 for the years ended December 31, 1995, 1994 and 1993, respectively.

       4. PREMISES AND EQUIPMENT

          Premises and equipment as of December 31, 1995 and 1994 consisted of the following (in thousands):

                                                      1995      1994

          Equipment                                 $ 1,485   $ 1,230
          Bank premises                                 941       855
          Furniture and fixtures                        530       553
          Leasehold improvements                        923       223
          Automobiles                                    39        33
                                                    -------   -------

                     Total                            3,918     2,894

          Less accumulated depreciation and          (1,429)   (1,445)
           amortization                             -------   -------

          Total                                     $ 2,489   $ 1,449
                                                    =======   =======


             Depreciation and amortization of $325, $273, and $267 was charged to expense for the years ended December 31, 1995, 1994, and 1993, respectively. The Company and Bank relocated its head office in 1995. This resulted in the retirement of $341 in fully depreciated assets.

       5.    STOCK OPTION PLAN AND STOCK OWNERSHIP PLAN

             The Company has a stock option plan, amended in July 1988, that provides for issuance of incentive stock options ("ISO") to certain officers and nonstatutory stock options to certain members of the Company's Board of Directors to purchase up to 250,000 shares of common stock. Each option entitles the holder to purchase one share of common stock. Outstanding options that expire at various dates through 2005 have been granted at a price of $8.00 to $10.00. This price corresponds to the market value of the stock at the dates the options were granted. The right to exercise options vests either immediately or at various rates in each year of future service. There were 105,200 options available for grant at December 31, 1995.

Option information is summarized below:
                                                             NONSTATUTORY
                                                               NUMBER OF
                                          PRICE                 OPTIONS
                                           PER      ----------------------------
                                          SHARE        1995      1994      1993

Shares under option
  at beginning of year                $ 8.00 - $8.09   90,000  100,000   130,000
Options canceled                      $         8.00        -  (20,000)  (30,000)
Options granted                       $8.00 - $10.00   20,000   10,000         -
                                                      -------  -------   -------

Shares under option at end of year    $8.00 - $10.00  110,000   90,000   100,000
                                                      =======  =======   =======

Shares under option exercisable
  at end of year                      $ 8.00 - $8.09   95,000   90,000   100,000
                                                      =======  =======   =======




                                                                 ISO
                                                              NUMBER OF
                                          PRICE                OPTIONS
                                           PER      ----------------------------
                                          SHARE          1995     1994      1993

Shares under option
  at beginning of year                $         8.00   31,300   28,800    37,800
Options granted                       $8.00 - $10.00    3,500    7,500
Options canceled                      $         8.00        -   (5,000)   (9,000)
                                                      -------  -------   -------

Shares under option
  at end of year                      $8.00 - $10.00   34,800   31,300    28,800
                                                      =======  =======   =======

Shares under option exercisable
  at end of year                      $8.00 - $10.00   32,800   29,800    25,800
                                                      =======  =======   =======


             The Company also has a 401(k) stock participation plan (the "Plan"). All employees of the Company are eligible to participate in the Plan. The Plan invests in the common stock of the Company. The Company's matching contributions to the Plan were $60, $23, and $19 for the years ended December 31, 1995, 1994 and 1993, respectively.

       6.    INCOME TAXES

             The provision for income taxes for the years ended December 31, 1995, 1994, and 1993 is summarized as follows (in thousands):

                                                   1995    1994    1993
             Current:
               Federal                              $ 667   $ 486    $  15
               State                                  258     181       28
                                                    -----   -----    -----

                       Total current                  925     667       43
                                                    -----   -----    -----

             Deferred:
               Federal                               (126)    (75)    (203)
               State                                  (34)    (39)     (89)
                                                    -----   -----    -----

                       Total deferred                (160)   (114)    (292)
                                                    -----   -----    -----

             Provision (credit) for income taxes    $ 765   $ 553    $(249)
                                                    =====   =====    =====


             The temporary differences and tax carryforwards which created deferred tax assets and liabilities are detailed below (in thousands):

                                                            DECEMBER 31,
                                                     -----------------------
                                                      1995    1994    1993
             Deferred tax assets:
               Reserves not currently deductible       $ 545   $ 412   $ 338
               Losses not currently deductible           227     227     226
               Investment tax credit                                      40
               Alternative minimum tax credit                              9
               State taxes                                21       3
               Deferred loan fees                         18      33
               Other                                       9       6      13
                                                       -----   -----   -----

                       Gross deferred tax assets         820     681     626

               Valuation allowance                      (170)   (170)   (170)
                                                       -----   -----   -----

                       Deferred tax assets               650     511     456
                                                       -----   -----   -----

             Deferred tax liabilities:
               Accrual to cash                                   (15)    (27)
               Deferred loan fees                                         (7)
               Tax over book depreciation                (43)    (49)    (52)
               State taxes                                               (37)
                                                       -----   -----   -----

                       Gross deferred tax liabilities    (43)    (64)   (123)
                                                       -----   -----   -----

             Net deferred tax asset included in
              other assets                             $ 607   $ 447   $ 333
                                                       =====   =====   =====


             Under SFAS No. 109 "Accounting for Income Taxes", deferred tax assets are recognized to the extent that their realization is more likely than not. As of December 31, 1995, 1994 and 1993, the Bank was unable to conclude that the realization of the Company's deferred tax asset was more likely then not.

             Accordingly, under SFAS No. 109, a valuation allowance has been reflected at December 31, 1995, 1994 and 1993 to reduce the Bank's deferred tax assets as the amount likely to be realized.

             The difference between the statutory federal income tax rate and the Company's effective tax rate, expressed as a percentage of income before income taxes, is as follows:

                                                       1995   1994   1993

             Federal statutory income tax rate          34 %   35 %   35 %
             State franchise tax, less federal
                 income tax effect                       8      7      7
             Change in valuation allowance                           (138)
             Other                                                     (2)
                                                       ----   ----   ----

             Effective income tax rate                  42 %   42 %  (98)%
                                                       ====   ====   ====


       7.    TRANSACTIONS WITH RELATED PARTIES

             The Company has had, and expects to have in the future, banking transactions, primarily loans, in the ordinary course of business with directors, executive officers and their associates. In accordance with Company policy, loans to related parties are granted on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risk of collectibility. Loans to related parties for the years ended December 31, 1995 and 1994, are as follows (in thousands):

                                               1995      1994

             Balance at beginning of year    $ 1,295    $1,890
             Additions                         1,493       281
             Payments                         (1,653)     (554)
             Other                                 -      (322)
                                             -------    ------

             Balance at end of year          $ 1,135    $1,295
                                             =======    ======


             The Company also had commitments to extend credit to related parties of $2,288 at December 31, 1995. Other activity in the table above represents loans to directors or officers who left the Company during the year and are, therefore, not considered related parties for purposes of this disclosure. At December 31, 1995 and 1994, an affiliated company of a member of the Board of Directors had $445 and $1,182 (0.5% and 1.5% of total deposits), respectively, deposited with the Company. These deposits were on the same terms as those prevailing at the same time for comparable transactions with others.

       8.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

             In the normal course of business, the Company is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of these instruments.

          At December 31, 1995, financial instruments whose contract amounts represent credit risk were as follows (in thousands):

                                               1995
                                             CONTRACT
                                              AMOUNT

          Commitments to extend credit     $18,168
          Standby letters of credit            646


          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral required varies but may include accounts receivable, inventory, property, plant and equipment, real estate and income producing commercial properties.

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 1995, all standby letters of credit were secured by normal business assets in accordance with the Company's standard lending practices.

       9. CONCENTRATION OF CREDIT RISK

          The Company grants residential, commercial, construction, agricultural and consumer loans to customers principally located in Napa County, California. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions of the wine industry. At December 31, 1995, the Company's loans to companies in the wine industry were $6,913 with commitments to lend an additional $3,347. The Company requires that loan customers meet the collateral requirements described in Note 8 for commitments to extend credit.

          As of December 31, 1995 and 1994, the Company's real estate loans were collateralized primarily with real estate located in the Napa Valley area. As such, the ultimate collectibility of a substantial portion of the Company's loan portfolio is influenced by the overall condition of the Northern California real estate market.

       10. COMMITMENTS AND CONTINGENCIES

           The Company and the Bank lease a portion of their banking and office facilities under noncancellable operating leases, including a new headquarters and branch facility in downtown Napa occupied in early 1995. The initial lease term for this new facility is from December 1, 1994 to November 30, 1999, with three five-year renewal options. The new lease provides for inflationary increases in the monthly rental amount during the renewal periods and also contains options to purchase the facility at an agreed upon market value during certain defined periods.

             Total minimum future rental payments under these operating leases at December 31, 1995, are as follows (in thousands):

                1996      $180
                1997       180
                1998       154
                1999       109
                          ----
                 Total    $623
                          ====


             Rental expense was $201, $155 and $144 for the years ended December 31, 1995, 1994, and 1993, respectively.

             The Company is involved in various legal actions arising from normal business activities. Management believes that the ultimate resolution of these actions will not have a material effect on the consolidated financial statements.

       11.   REGULATORY MATTERS

             The Company is subject to capital adequacy guidelines adopted by the Federal Reserve Board and Comptroller of the Currency for use in their examination and regulation of bank holding companies and banks. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

             Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

                            DECEMBER 31, 1995                           DECEMBER 31, 1994
                   ----------------------------------------------------------------------
                                          MINIMUM                            MINIMUM
                         ACTUAL         REQUIREMENT        ACTUAL          REQUIREMENT
                   ----------------------------------------------------------------------
                     CAPITAL  RATIO   CAPITAL  RATIO   CAPITAL  RATIO    CAPITAL    RATIO
Leverage              $7,156   7.16%   $4,000   4.00%   $6,026   7.28%     $3,309    4.00%
Tier 1 risk-based      7,156   9.14     3,132   4.00     6,026   9.07       2,656    4.00
Total risk-based       8,139  10.40     6,263   8.00     6,859  10.33       5,312    8.00


             The capital ratios at December 31, 1995 were in excess of the "well-capitalized" minimum as defined in the FDICIA. As of December 31, 1995, management believes that the Bank meets all capital requirements to which it is subject.

             The Company is subject to regulation under the Bank Holding Company Act of 1956 and to regulation by the Federal Reserve Board. The regulations require the maintenance of cash reserve balances on transaction accounts and nonpersonal time deposits at the Federal Reserve Bank. The average reserve requirement for the Bank for the years ended December 31, 1995 and 1994 was $703 and $642, respectively.

       12.   SUBSEQUENT EVENTS

             During the first quarter of 1996, the Board of Directors of the Company declared a cash dividend of twelve and a half cents ($0.125) per share. The dividend was based on 1995 earnings and amounted to $94. The dividend was paid to shareholders on March 15, 1996.

       13.   FAIR VALUE OF FINANCIAL INSTRUMENTS

             The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, these estimated fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.
             Changes in the market assumptions or estimation techniques could significantly affect the fair value estimates. Because of the limitations, the aggregate fair value amounts presented below are not necessarily indicative of the amounts that could be realized in a current market exchange.

             The carrying amounts and the estimated fair values of the Company financial instruments at December 31, 1995 are as follows (dollars in thousands):

                                                       CARRYING  ESTIMATED
                                                        AMOUNT   FAIR VALUE
             ASSETS

             Cash and cash equivalents (a)              $21,886     $21,886
             Interest-bearing time deposits - other
              financial institutions (b)                  4,356       4,356
             Investments securities and Federal           1,432       1,447
             Reserve Bank stock (c)
             Loans - net (d)                             73,374      73,302

             LIABILITIES

             Deposits (e)                                96,752      95,560

             OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (f)      -           -
             Commitments to extend credit
             Commercial letters of credit


           (a) Cash and cash equivalents: The carrying amount is a reasonable estimate of fair value.

           (b) Interest-bearing time deposits - other financial institutions:
               The carrying value is a reasonable estimate of fair value.

           (c) Investment securities held to maturity: Fair values of investment securities are based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

           (d) Loans - net: Fair values for certain commercial construction, revolving consumer credit and other loans were estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and maturities. Certain adjustable rate loans and leases have been valued at their carrying values, adjusted for credit quality, if no significant changes in credit standing have occurred since origination and the interest rate adjustment characteristics of the loan or lease effectively adjust the interest rate to maintain a market rate of return.

           (e) Deposits: The fair value of noninterest-bearing, adjustable rate deposits and deposits without fixed maturity dates is the amount payable upon demand at the reporting date. The fair value of fixed-rate interest-bearing deposits with fixed maturity dates was estimated by discounting the cash flows using rates currently offered for deposits of similar remaining maturities.

           (f) Off-balance-sheet instruments: The fair value of commitments to extend credit is estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair values of standby and commercial letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties, reduced by the remaining net deferred income associated with such obligations.

       14.   FINANCIAL STATEMENTS OF NAPA NATIONAL BANCORP
             (PARENT COMPANY ONLY)

             The condensed financial statements of Napa National Bancorp are as follows:

Balance Sheets as of December 31, 1995 and 1994 (Dollars in thousands)
- ----------------------------------------------------------------------
                                                     1995       1994
Assets:
 Cash                                                $    278    $  308
 Investments in subsidiaries                            7,269     6,139
 Accrued interest receivable and other                     16        16
  assets                                             --------    ------

Total assets                                         $  7,563    $6,463
                                                     ========    ======


Liabilities and shareholders' equity:
 Accrued expenses and other liabilities              $    116    $  117

Shareholders' equity:
 Preferred stock, no par value:
  1,000,000 shares authorized, no shares outstanding
 Common stock, no par value:
  20,000,000 shares authorized, 754,500 shares
     issued and outstanding                             6,915     6,915
 Retained earnings                                        532      (569)
                                                     --------    ------

     Total shareholders' equity                         7,447     6,346
                                                     --------    ------

Total liabilities and shareholders'                  $  7,563    $6,463
 equity                                              ========    ======



Statements of Income for the Years Ended
December 31, 1995, 1994, and 1993 (Dollars in thousands)
- --------------------------------------------------------

                                               1995      1994    1993
Income:
 Interest income                           $      6    $    6   $   7
 Other income                                    12                 4
                                           --------    ------   -----

     Total income                                18         6      11
                                           --------    ------   -----

Expenses:
 Salaries and employee benefits                  46
 Other expense                                    1         3       1
                                           --------    ------   -----

     Total expense                               47         3       1
                                           --------    ------   -----

(Loss) income before applicable taxes
 and equity in net income of subsidiaries       (29)        3      10
Applicable income taxes                                             1
                                          ---------    ------   -----

    (Loss) income before equity in
      undistributed net income of
      subsidiaries                              (29)        3       9

Equity in undistributed net income of         1,130       774     491
 subsidiaries                              --------    ------   -----

Net income                                 $  1,101    $  777   $ 500
                                           ========    ======   =====


Statements of Changes in Shareholders' Equity for the Years Ended
December 31, 1995, 1994, and 1993 (Dollars in thousands)
- -----------------------------------------------------------------
                                           NUMBER      COMMON             ACCUMULATED
                                          OF SHARES    STOCK            DEFICIT         TOTAL
January 1, 1993                             754,500    $6,915            $(1,846)       $5,069

Net income                                        -         -                500           500
                                           --------    ------           --------       -------

December 31, 1993                           754,500     6,915             (1,346)        5,569

Net income                                        -         -                777           777
                                           --------    ------           --------       -------

December 31, 1994                           754,500     6,915               (569)        6,346

Net income                                        -         -              1,101         1,101
                                           --------    ------           --------       -------

December 31, 1995                           754,500    $6,915            $   532        $7,447
                                           ========    ======           ========       =======


Statements of Cash Flows for the Years Ended
December 31, 1995, 1994, and 1993 (Dollars in thousands)
- --------------------------------------------------------

                                               1995      1994    1993
Operating activities:
 Net income                                $  1,101    $  777   $ 500
 Reconciliation of net income to net cash
  provided (used) by operating activities:
  Equity in undistributed net income of
   subsidiaries                              (1,130)     (774)   (491)
  Decrease in other assets, net                                     2
  (Decrease) increase in accrued expenses
    and other liabilities, net                                      3
                                           --------    ------   -----

     Net cash (used) provided by                (29)        3      14
      operating activities                 --------    ------   -----

Net (decrease) increase in cash                 (29)        3      14

Cash at beginning of year                       308       305     291
                                           --------    ------   -----

Cash at end of year                        $    278    $  308   $ 305
                                           ========    ======   =====





                                  * * * * * *